Exhibit 99.1

NYSE AMEX LLC ACCEPTS PLAN OF COMPLIANCE

OF PROSPECT ACQUISITION CORP.

NAPLES, FL, May 18, 2009 — Prospect Acquisition Corp. (NYSE Amex: PAX) (the “Company”), announced today that it received a letter from NYSE Amex LLC (the “Exchange”) indicating that the Exchange had accepted the Company’s plan of compliance with respect to its previously disclosed non-compliance with the annual stockholder meeting requirements of Section 704 of the NYSE Amex Company Guide because the Company did not hold an annual stockholders meeting during the year ended December 31, 2008.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on March 6, 2009 presented its plan to the Exchange.  On May 4, 2009, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards.  The Company will be required to provide the Exchange staff with updates in conjunction with the initiatives of the plan of compliance as appropriate or upon the Exchange’s request and the Exchange staff will review the Company periodically for compliance with the plan of compliance during the extension period.  Failure to make progress consistent with the plan of compliance or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

About the Company

The Company is a blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which it refers to as its initial business combination, in the financial services industry, which includes investment management firms.  The Company’s certificate of incorporation provides that if it has not completed an initial business combination by November 14, 2009, its corporate existence will cease except for purposes of winding up its affairs and liquidating.

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” “will” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All questions and inquiries for further information should be directed to David A. Minella, Chairman and CEO of the Company.  He can be reached via telephone at 239-254-4481.